Exhibit 3.1


                             CERTIFICATE OF INCORPORATION

                                          OF

                                    PALADYNE CORP.


                    The undersigned, for the purpose of organizing a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), does make and file this Certificate of Incorporation and does hereby certify as follows:

                    FIRST: NAME. The name of the corporation is Paladyne Corp. (the "Corporation").

                    SECOND: REGISTERED OFFICE. The registered office of the Corporation is to be located in the City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent is the Corporation Service Company, whose address is 1013 Centre Road, Wilmington, Delaware 19805.

                    THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                    FOURTH:  CAPITAL STOCK.

                    A. AUTHORIZED. The total number of shares of stock which the Corporation shall have authority to issue is Thirty-Five Million (35,000,000), of which Twenty-Five Million (25,000,000) shares shall be common stock, $.001 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares shall be preferred stock, $.001 par value per share (the "Preferred Stock").

                    B. PROVISIONS RELATING TO PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

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                      (i)  The designation of such series.

                     (ii) The number of shares initially constituting such series.

                    (iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

                     (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                      (v) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

                     (vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

                    (vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

                   (viii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

                     (ix) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

                      (x) Any other relative rights, preferences and limitations.

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


                    C.   PROVISIONS RELATING TO COMMON STOCK.

                      (i) DIVIDENDS. Subject to the preferential dividend rights applicable to shares of the Preferred Stock pursuant to Part D of this Article FOURTH and as determined by the Board of Directors of the Corporation pursuant to the provisions of Part B of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation.

                     (ii) LIQUIDATION. Subject to the preferential liquidation rights pursuant to Part D of this Article FOURTH and as determined by the Board of Directors of the Corporation pursuant to the provisions of Part B of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

                    (iii) VOTING. Except pursuant to Part D of this Article FOURTH or as determined by the Board of Directors of the Corporation pursuant to the provisions of Part B of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote thereon, and not as a separate class.

                    D. DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK. One Hundred Thirty-Seven Thousand One Hundred Forty-Three (137,143) authorized shares of Preferred Stock shall be issued in and as a series to be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and shall have the powers, preferences, rights, qualifications and limitations as set forth in this Part D.

                      (i) DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, out of the net profits of the Corporation, with funds that at the time are legally available therefor, annual dividends at the rate of No Dollars and Twenty-Nine Point Seventy-Five Cents ($0.2975) per share. The calculation of net profits shall be taken from the Corporation's financial reports. If net profits in any year are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will become a charge against the net profits of the Corporation and will be paid in full out of the net profits of the Corporation in subsequent years before any cash dividends are paid on the Common Stock of the Corporation in those years. The Series A Preferred Stock shall not be entitled to participate in the profits of the Corporation beyond its fixed, preferential annual dividend.

                     (ii) VOTING PROVISIONS. The Series A Preferred Stock shall be entitled to vote at meetings of the stockholders (or consents in lieu of meetings) of the Corporation at the rate of one vote per share on the same basis as the shares of the Common Stock, and voting as a single class with the holders of the Common Stock, and not as a separate class.


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


                    (iii) LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), each holder of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, from any source, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of Series A Preferred Stock, an amount per share equal to $1.18 together with any accumulated dividends thereon. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series A Preferred Stock, after providing for any stock which may rank prior to the Series A Preferred Stock, shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall share ratably in any distribution in accordance with the amounts due such stockholders. After payment shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock shall be entitled to no further distributions thereon, and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation ranking junior to the Series A Preferred Stock in respect of distribution of assets, shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

                           (b)  The Corporation shall not establish a
          series of Preferred Stock with a liquidation preference senior to that of the Series A Preferred Stock.

                           (c)  The consolidation or merger of the
          Corporation with any other corporation or corporations shall not be deemed a Liquidation of the Corporation within the meaning of this Sub-Part (iii).

                     (iv) CONVERSION PRIVILEGES. The holders of shares of Series A Preferred Stock have conversion rights as follows (the "Conversion Rights"):

                           (a)  Each share of Series A Preferred Stock
          shall be convertible, at the option of its holder, at any time, into shares of Common Stock of the Corporation at zero point six seven three six two (0.67362) shares of Common Stock for every one (1) share of Series A Preferred Stock held (the "Conversion Rate"), with a minimum of 13,714 shares of Series A Preferred Stock convertible in any single transaction, unless the holder is redeeming his remaining balance of Series A Preferred Stock.


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

                           (b)  In the event the Corporation:

                               (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                               (2) subdivides its outstanding shares of Common Stock into a greater number of shares;

                               (3) combines its outstanding shares of Common Stock into a smaller number of shares;

                               (4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

                               (5) issues by reclassification of its Common Stock any shares of its capital stock;

          then the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder may receive the number of shares of capital stock of the Company which he would have owned immediately following such action if he had converted the Series A Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision combination or reclassification.

                    No adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least five (5%) percent in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

                    If a conversion results in fractional shares of Common Stock of the Corporation, such fractional share will be rounded up or down to a whole share amount of Common Stock.

                    Whenever an adjustment is made in the Conversion Rate, the Corporation shall promptly mail to the holders of the Series A Preferred Stock a notice of adjustment.

                    If after an adjustment a holder of Series A Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Rate between the classes of capital stock. After such allocation, the Conversion Rate of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

                      (c) In the event of any capital reorganization of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale or

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

          conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, and shall have no further conversion rights under these provisions; and any such resulting or surviving corporation, if it is a reporting company under the Securities Exchange Act of 1934, as amended, shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A Preferred Stock shall be entitled to receive pursuant to the provisions hereof. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Paragraph (c) to Common Stock shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

                      (d) Upon the Corporation receiving a notice of conversion for any shares of Series A Preferred Stock pursuant to this Subpart, the shares covered by such notice of conversion shall no longer be deemed outstanding and all rights with respect to such shares shall cease and be canceled and such shares shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

                         (e) The Corporation shall have the option to require a conversion of all or any part of the outstanding shares of Series A Preferred Stock if the Common Stock (as presently constituted) of the Corporation achieves a closing price average per share for a consecutive sixty (60) day tracking period of Five Dollars and Twenty-Five Cents ($5.25) (the "Mandatory Conversion"). In the event the Corporation exercised its right to require a conversion under this provision, it shall give the holders of the Series A Preferred Stock written notification at least thirty (30) days prior to the exercise of the Mandatory Conversion.

                      (v) REDEMPTION. The Corporation shall not have the right to redeem all or any part of the Series A Preferred Stock, and the holders of the Holders of the Series A Preferred Stock shall not have the right to require the Corporation to redeem such Preferred Stock.

                    FIFTH:  CLASSIFIED DIRECTORS.

                    A. CLASSIFICATION. The total number of directors shall be divided into three classes, designated Class I, Class II and Class III, with each class containing one-third of the total, as near as may be possible. The term of office of directors of one class shall expire at each meeting of stockholders. The initial term of office of directors of Class I shall expire at annual meeting of stockholders in 2000, that of class II shall expire at the annual meeting of stockholders in 2001; and that of Class III shall expire at the annual meeting of stockholders in

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

          2002; and in any cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or disability.
          Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect a director or directors, the director or directors so elected shall not be classified pursuant to this Article FIFTH, and the term of the director or directors so elected shall expire at the next succeeding annual meeting of stockholders.

                    B. VOTE TO CHANGE. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, the Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of sixty-six and two-thirds (66 2/3%) percent of all classes of stock of the Corporation entitled to vote generally in election of directors, considered for purposes of this Article FIFTH as one class, shall be required to amend, alter, change, repeal or adopt any provision inconsistent with, this Article FIFTH.

                    SIXTH: INCORPORATOR. The name and mailing address of the incorporator is:

                         Name                Mailing Address
                         ----                ---------------

                         Bruce A. Rich       Thelen Reid & Priest LLP
                                             40 West 57th Street
                                             New York, New York  10019

                    SEVENTH: COMPROMISE. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
          Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
          Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors

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

          or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                    EIGHTH: BOARD OF DIRECTORS AND BY-LAWS. All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute, by this Certificate of Incorporation, by the By-Laws, or by any agreement among all of the stockholders. The By-Laws may be adopted, amended or repealed by the Board of Directors of the Corporation, except as otherwise provided by law, but any by-law made by the Board of Directors is subject to amendment or repeal by the stockholders of the Corporation.

                    NINTH: LIMITED LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

               Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                    TENTH: INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by statute. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Certificate of Incorporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his

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

          official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                    IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, hereby declares and certifies that the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of January, 1999.






                                             /s/ Bruce A. Rich
                                        -----------------------------------
                                          Bruce A. Rich, Incorporator

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